                       SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC  20549

                                ------------------

                                    FORM 8-K


                           CURRENT REPORT PURSUANT TO
                           SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

        Date of report (Date of earliest event reported):  December 17, 1997


                            Hilton Hotels Corporation
                          ----------------------------
                          (Exact Name of Registrant as
                              Specified in Charter)


         Delaware                     1-3427                  36-2058176
      ---------------              -----------              ---------------
      (State or Other              (Commission              (IRS Employer
       Jurisdiction of                File                   Identification
       Incorporation)                Number)                     No.)


                             9336 Civic Center Drive
                        Beverly Hills, California  90210
                        --------------------------------
                              (Address of Principal
                               Executive Offices)





                                 (310) 278-4321
                          ----------------------------
                             (Registrant's telephone
                          number, including area code)
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ITEM 5.   OTHER EVENTS.




     On October 16, 1997, Hilton Hotels Corporation ("Hilton" or the "Company") filed with the Securities and Exchange Commission (the "Commission") a registration statement on Form S-3 (File No. 333-38047) (the "Registration Statement"), as amended by Amendment No. 1 to the Registration Statement filed with the Commission on December 5, 1997, relating to the registration under the Securities Act of 1933, as amended, of up to $2.5 billion aggregate offering price of common stock, par value $2.50 per share, preferred stock, par value $1.00 per share, debt securities, depositary shares and/or warrants of the Company, which Registration Statement was declared effective on December 8, 1997.

     On December 17, 1997, the Company entered into a Purchase Agreement (the "Purchase Agreement") with Salomon Brothers Inc, Donaldson, Lufkin &
Jenrette Securities Corporation, Merrill Lynch, Pierce, Fenner & Smith Incorporated and BancAmerica Robertson Stephens (collectively, the "Underwriters"), referenced as Exhibit 1.1 to the Company's Registration Statement, pursuant to which the Company agreed to issue and sell $200 million aggregate principal amount of 7.20% Senior Notes due 2009 and $200 million aggregate principal amount of 7.50% Senior Notes due 2017 (collectively, the "Notes"). The Purchase Agreement is attached hereto as
Exhibit 1.1.

     The terms of the Notes have been established as set forth in the Officers' Certificate, attached hereto as Exhibit 4.2.

     On December 8, 1997, Hilton announced that it will record non-recurring charges in the fourth quarter of 1997 which will result in a net charge to earnings of approximately $.27 to $.29 per share, including recognition of impairment losses related to the Flamingo Casino-Kansas City and the closure of the Flamingo Casino-New Orleans riverboat casino and the write-off of expenses related to Hilton's offer to acquire ITT Corporation ("ITT"), net of the gain recognized on the sale of ITT stock previously purchased by Hilton.

     In addition, Hilton announced that it expects fourth quarter earnings to be lower than anticipated. The drop in earnings is primarily attributable to three factors: (i) continued lower than expected growth in the major gaming markets, (ii) delays in the opening of "Star Trek: The Experience at the Las Vegas Hilton" and (iii) the closure of the Company's Flamingo Casino-New Orleans riverboat casino.

     From February 1994 through September 1997, the Company operated a 1,500 passenger riverboat casino located adjacent to the New Orleans Hilton Riverside & Towers with a 20,000 square foot casino. The vessel is wholly owned by the Company and leased to a joint venture, of which the Company owns a 50% interest. In October 1996, the Company was granted general approval by the Louisiana Gaming Control Board to relocate this vessel to Shreveport by October 1, 1997 where the vessel would operate as a dockside casino on the Red River. The Company subsequently abandoned its plan to relocate the facility and on October 1, 1997, the riverboat ceased operations. The Company is negotiating with the City of New Orleans and its partner with respect to certain obligations related to the closure of the Flamingo Casino-New Orleans.

     In November 1997, the Missouri Supreme Court ruled that riverboat casinos operating in man-made basins must meet certain requirements as to contiguity with the Mississippi or Missouri

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rivers in order to comply with the Missouri constitution.  The Missouri
Supreme Court's ruling, if made applicable to the Company's Flamingo Casino-Kansas City riverboat casino, could, unless modified by judicial or other governmental action, have a significant adverse effect upon its operations.

     On December 18, 1997, Hilton's Board of Directors extended its September 1996 authorization of the repurchase by the Company of up to 20 million shares of its common stock pursuant to a stock repurchase program. Hilton is not obligated to acquire any particular amount of common stock and the program may be suspended at any time at Hilton's discretion.

ITEM 7.   FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

          7(c) Exhibits.

               1.1  Purchase Agreement.

               4.1   Officers' Certificate (including form of Note).














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          Pursuant to the requirements of the Securities Exchange Act of
1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       HILTON HOTELS CORPORATION



                                       By:   /s/ Cheryl Marsh
                                          -------------------------------------
                                          Name:     Cheryl Marsh
Dated:  December 18, 1997                 Title:    Vice President and Corporate
                                                    Secretary















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